    WORLD MONITOR TRUST II--
    SERIES E
    MONTHLY REPORT/
    APRIL 27, 2001

         WORLD MONITOR TRUST II--SERIES E
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from March 31, 2001 to April 27, 2001 for World Monitor Trust II--Series E ('Series E'). The net asset value of an interest as of April 27, 2001 was $118.78, a decrease of 11.04% from the March 30, 2001 value of $133.52. The year-to-date return for Series E was a decrease of 1.31% as of April 27, 2001.

The estimated net asset value per interest as of May 14, 2001 was $119.95. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from March 31, 2001
  to April 27, 2001
Revenues:
Realized loss on commodity
  transactions.......................   $(253,351)
Change in unrealized commodity
  positions..........................    (526,365)
Interest income......................      28,643
                                        ---------
                                         (751,073)
                                        ---------
Expenses:
Commissions..........................      30,115
Management fees......................      10,159
Other transaction fees...............       1,888
Other expenses.......................      (6,515)
                                        ---------
                                           35,647
                                        ---------
Net loss.............................   $(786,720)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from March 31, 2001
  to April 27, 2001
                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (51,998.829
  interests)................  $6,942,714   $ 133.52
Contributions...............     554,500
Net loss....................    (786,720)
Redemptions.................    (217,668)
                              ----------
Net asset value at end of
  period (54,662.100
  interests)................  $6,492,826     118.78
                              ----------
                              ----------
                                           --------
Change in net asset value per
  interest..............................   $ (14.74)
                                           --------
                                           --------
Percentage change.......................     (11.04)%
                                           --------
                                           --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series E is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer